Exhibit 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE
CONTACT: Don Grimes
(616) 863-4404
WOLVERINE WORLD WIDE, INC. REPORTS 8th
CONSECUTIVE YEAR OF BOTH RECORD REVENUE
AND EARNINGS PER SHARE
Rockford, Michigan, February 4, 2009 —Wolverine World Wide, Inc. (NYSE: WWW) today reported record sales and earnings per share for the fiscal year ended January 3, 2009, the Company’s eighth consecutive year of both record revenue and earnings per share.
The Company achieved record revenue of $1.221 billion for the full fiscal year, a 1.8% increase over prior-year revenue of $1.199 billion. Full-year earnings were $1.90 per fully diluted share, up 11.8% from $1.70 per share for the same period of 2007. Revenue totaled $346.1 million in the fourth quarter, a 3.2% decrease from revenue of $357.4 million in the prior year. Foreign exchange had a negative impact on revenue growth in the quarter of 3.3%. Fully diluted earnings per share in the fourth quarter were $0.49, equal to the $0.49 per share reported in the prior year’s fourth quarter.
According to Blake W. Krueger, the Company’s CEO and President, “We are very pleased to report another record year of revenue and earnings per share. Our team’s rigorous execution of our multi-brand, multi-country, and multi-distribution channel business model enabled us to post solid results even in these challenging economic times.
“The Outdoor Group, Heritage Brands Group and the Wolverine Footwear Group each posted revenue increases in the fiscal year, with the Outdoor Group and the Heritage Brands Group being the two most significant contributors to the Company’s profit improvement for the full year. Despite foreign exchange headwinds attributed to a strengthening U.S. dollar, two of our four major branded operating groups delivered revenue gains in the fourth quarter, and two groups also posted profit increases.”
Don Grimes, the Company’s Chief Financial Officer, commented, “Fourth quarter gross margin of 38.5% was flat, with the prior-year and full-year gross margin improved 40 basis points from the prior year, to 39.8% — strong performance given the pressure from midyear product and transportation cost increases. Operating margin for the full year was essentially flat with the prior year.
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“Accounts receivable decreased 6.7% at year-end on a reported 3.2% decrease in fourth quarter revenue, an excellent achievement in an increasingly difficult collections environment. After six consecutive quarters of year-over-year inventory reductions, inventory at year end was up approximately $31 million, or 18.6%, over the prior year. This increase was driven by the strategic decision to make pre-buys of core product in the fourth quarter prior to 2009 cost increases, higher product costs, and the timing of spring inventory receipts, which fell into fiscal 2008 due to the 53rd week in the fiscal year. Much of the incremental inventory represents carry-over product, with most of the increase in the Merrell brand.”
Mr. Grimes concluded, “Our solid operating results generated $93.5 million of cash from operating activities for the full year. The Company ended 2008 with $89.5 million of cash on hand and interest-bearing debt of $59.5 million, for a net cash position of $30.0 million. We believe that our strong balance sheet represents a competitive advantage to the Company as we navigate through these uncertain times.”
The Company expects more challenging trading conditions and comparisons in the first half of this year, especially considering the impact of the stronger U.S. dollar. As a result, the Company is currently projecting 2009 revenue in the range of $1.160 billion to $1.240 billion on a constant currency basis, down 5.0% to up 1.6% from the prior year. The negative impact of foreign exchange is expected to reduce full-year reported revenue by approximately $90 million compared to 2008.
Earnings are expected to be in the range of $1.50 to $1.70 per fully diluted share, prior to the impact of the Company’s previously announced strategic restructuring plan. Included in this range is a $0.15 per share reduction related to a stronger U.S. dollar and $0.12 per share of incremental pension expense. Excluding these items, the Company is projecting earnings in the range of $1.77 to $1.97 per share.
The strategic restructuring plan is projected to result in pretax charges during 2009 in the range of $31 million to $36 million, or $0.42 to $0.49 per share on an aftertax basis, as follows:

	Estimated Range
	(in millions)
First Quarter 2009	$14	$16
Second Quarter 2009	8	9
Third Quarter 2009	3	4
Fourth Quarter 2009	6	7

Total charges	$31	$36

Mr. Krueger concluded, “While the Company is taking aggressive action to deal with the realities of the current economic environment, we also continue to pursue our longer-term objective of growing our brand portfolio. Although relatively small businesses, the recently acquired Cushe and Chaco brands permit us to leverage our global network of distributors and service additional consumer groups. We are excited to add these unique businesses to our family of powerful brands.”
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The Company will host a conference call at 8:30 a.m. EST today to discuss these results and current business trends. To listen to the call at the Company’s website, go to www.wolverineworldwide.com, click on “Investors” in the navigation bar, and then click “Webcast” from the top navigation bar of the “Investors” page. To listen to the webcast, your computer must have Windows Media Player, which can be downloaded for free on the Wolverine World Wide website. In addition, the conference call can be heard at www.streetevents.com. A replay of the call will be available at the Company’s website through February 18, 2009.
With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world’s leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and apparel. The Company’s portfolio of highly recognized brands includes: Bates®, Chaco®, Cushe®, Hush Puppies®, HYTEST®, Merrell®, Sebago® and Wolverine®. The Company also is the exclusive footwear licensee of popular brands including CAT®, Harley-Davidson® and Patagonia®. The Company’s products are carried by leading retailers in the U.S. and globally in 180 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.
This press release contains forward-looking statements, including those relating to the successful integration and development of the Cushe and Chaco businesses. In addition, words such as “estimates,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Current uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters and makes it more likely that the Company’s actual results could differ materially from expectations. Risk Factors include, among others: the Company’s ability to successfully integrate and develop the Cushe and Chaco brands and businesses; changes in duty structures in countries of import and export including anti-dumping measures in Europe with respect to leather footwear imported from China and Vietnam and safety footwear imported from China and India; trade defense actions by countries; changes in consumer preferences or spending patterns; cancellation of orders for future delivery; changes in planned customer demand, re-orders or at-once orders; the availability and pricing of foreign footwear factory capacity; reliance on foreign sourcing; regulatory or other changes affecting the supply of materials used in manufacturing; the availability of power, labor and resources in key foreign sourcing countries, including China; the impact of competition and pricing; the impact of changes in the value of foreign currencies, including the Chinese Yuan, and the relative value to the U.S. Dollar; integration and operation of newly acquired and licensed businesses; the development of new initiatives; the development of apparel; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; weather; and additional factors discussed in the Company’s reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

WOLVERINE WORLD WIDE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($000’s, except per share data)

	4th Quarter Ended		Fiscal Year Ended
	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007
	(17 weeks)	(16 weeks)	(53 weeks)	(52 weeks)

Revenue	$346,116	$357,423	$1,220,568	$1,198,972
Cost of products sold	212,785	219,973	734,547	727,041

Gross profit	133,331	137,450	486,021	471,931
Gross margin	38.5%	38.5%	39.8%	39.4%

Selling and administrative expenses	100,991	99,306	345,183	333,151

Operating profit	32,340	38,144	140,838	138,780
Operating margin	9.3%	10.7%	11.5%	11.6%

Interest (income) expense, net	419	309	1,093	(664)
Other (income) expense	(838)	449	(839)	873

	(419)	758	254	209

Earnings before income taxes	32,759	37,386	140,584	138,571

Income taxes	8,642	11,790	44,763	45,685

Net earnings	$24,117	$25,596	$95,821	$92,886

Diluted earnings per share	$0.49	$0.49	$1.90	$1.70

CONDENSED BALANCE SHEETS
(Unaudited)
($000’s)

	January 3,	December 29,
	2009	2007
ASSETS:
Cash & cash equivalents	$89,502	$76,087
Receivables	167,949	179,934
Inventories	196,777	165,852
Other current assets	19,614	23,768

Total current assets	473,842	445,641
Property, plant & equipment, net	85,757	85,417
Other assets	105,181	107,320

Total Assets	$664,780	$638,378

LIABILITIES & EQUITY:
Current maturities on long-term debt	$5	$10,731
Revolving credit agreement	59,500	—
Accounts payable and other accrued liabilities	131,824	118,866

Total current liabilities	191,329	129,597
Other non-current liabilities	43,529	30,002
Stockholders’ equity	429,922	478,779

Total Liabilities & Equity	$664,780	$638,378